Caliber Company Contact:
Glen M. Marder
(410) 843-1050


                     CALIBER LEARNING TO SELL SUBSTANTIALLY
                           ALL OF ITS BUSINESS ASSETS

       Motion filed to authorize sale to Sylvan Learning Systems, Inc. for
                  $750,000, subject to higher and better offers


BALTIMORE, MD (August 14, 2001) - Caliber Learning Network today announced that it has asked the U.S. Bankruptcy Court to authorize a sale of substantially all of its assets to Sylvan Learning Systems, Inc. for $750,000 pursuant to an Asset Purchase Agreement dated August 13, 2001. The sale is subject to Bankruptcy Court approval and is further subject to higher and better offers received pursuant to bidding procedures to be set by the Court. If Caliber receives any higher and better offers from qualified parties it has requested that it be allowed to conduct an auction sale of the assets.

"Caliber continues to serve and satisfy clients, but the business will require capital to maintain operations. In the judgment of our Board of Directors, an auction sale now of the operating assets of the business is the best way to preserve and realize the going concern value of the company" said Glen M. Marder, Caliber's President and CEO. "The terms provided by Sylvan are fair and a very reasonable way to start the bidding process. We look forward to discussing this opportunity with interested buyers in the eLearning industry and others looking at a strategic investment in online learning production and delivery. Caliber has a proven technology platform and a seasoned group of professionals to provide service."

ABOUT CALIBER LEARNING NETWORK, INC.

Caliber  is  a  leading  provider  of  eLearning  infrastructure  for  strategic corporate initiatives. Its interactive eLearning is delivered either live or OnDemand directly to individual workstations, anytime, anywhere or through a network of classroom-style learning centers. Caliber enables Global 2000 companies to increase the reach and reduce the cost of traditional training programs. For more information, visit www.caliber.com.

Safe harbor language: This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.